                                                                Exhibit 99(a)(4)

                       THE MUNDER FRAMLINGTON FUNDS TRUST
                        (A Massachusetts Business Trust)

           CERTIFICATE OF DESIGNATION OF AND CLASSIFICATION OF SHARES

     I, Melanie Mayo West, do hereby certify as follows:

     (1) That I am the duly elected Assistant Secretary of The Munder Framlington Funds Trust ("Munder Framlington");

     (2) That in such capacity I have examined the records of actions taken by the Board of Trustees of Munder Framlington;

     (3) That the following resolutions were duly adopted by the Board of Trustees of Munder Framlington;

a. Creation of Class C-7 (Munder Healthcare Fund (formerly known as Munder Framlington Healthcare Fund))

     Resolved, that the proposal for the creation of a class of shares for the Munder Healthcare Fund of Munder Framlington, to be known as Class R Shares, as presented to the Board at this meeting be, and hereby is, authorized and approved; and further

     Resolved, that pursuant to Section 5.11 of Munder Framlington's Declaration of Trust, an unlimited number of authorized, unissued and unclassified shares of beneficial interest in the Munder Framlington be, and hereby are, classified and designated shares of the following class C-7, representing interests in the Munder Healthcare Fund of Munder Framlington; and further

     Resolved, that the classes of shares established for the Munder Healthcare Fund with the designation "C" followed by the number 7 is hereby known as the Class R Shares; and further

     Resolved, that each share of Class C-7 created pursuant to the preceding resolutions shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption that are set forth in Munder Framlington's Declaration of Trust with respect to its shares of beneficial interest; and further

b.   Authorization of Documents and Other Acts

     Resolved, that the officers of Munder Framlington be, and each of them hereby is, authorized and empowered to execute, seal and deliver any and all documents, instruments, papers, writings, including but not limited to any instrument filed with the Secretary of State of The Commonwealth of Massachusetts or the Boston City Clerk, and to do any and all other acts in the name of Munder Framlington and on its behalf, as may be necessary or desirable in connection with or in furtherance of the preceding resolutions.

     (4) That the preceding resolutions remain in full force and effect on the date hereof.


                                                 /s/ Melanie Mayo West
                                                 ---------------------
                                                 Melanie Mayo West
                                                 Assistant Secretary


                                                 Date: August 14, 2003


State of Michigan   )
Oakland County      )
Subscribed and sworn to
before me this 14th
of August, 2003.


/s/ Julia Pauline Habrowski
---------------------------
Notary Public
My commission expires: